Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Robert Krist, CFO	Bruce Voss (bvoss@lhai.com)
(949) 595-7200	Jody Cain (jcain@lhai.com)
www.endologix.com	(310) 691-7100
ENDOLOGIX REPORTS A 42% INCREASE IN THIRD QUARTER
PRODUCT REVENUE
IRVINE, Calif. (October 23, 2008) – Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three and nine months ended September 30, 2008.
“We had a solid third quarter, generating global sales of $9.4 million, an increase of 42% over the third quarter of 2007. In the fourth quarter, we expect global sales of at least $10 million, which represents 2008 full-year sales growth of at least 38% over 2007,” said John McDermott, President and Chief Executive Officer of Endologix. “During the third quarter we significantly improved our liquidity position and remain confident that we will begin generating positive operating cash flow in the first half of 2009.
“Last week, we received FDA approval for our new Powerlink XL® device, and are in the process of launching this important new addition to our product line,” he added.
Financial Results
Total product revenue in the third quarter of 2008 was $9.4 million, a 42% increase from $6.6 million in the third quarter of 2007 and a 1% increase from $9.3 million in the second quarter of 2008. Domestic product revenue was $8.1 million, up 39% from $5.8 million in the 2007 third quarter and up 2% from $7.9 million in the 2008 second quarter. International product revenue of $1.3 million was up 69% compared with $765,000 in the comparable quarter last year and down 6% from $1.4 million in the second quarter of 2008. During the third quarter of 2007, the Company recorded $500,000 in revenue in return for a fully paid license of certain non-AAA technology to BioLucent, Inc. For the nine months ended September 30, 2008, total product revenue increased 41% to $27.0 million, compared with $19.1 million for the nine months ended September 30, 2007.
Gross profit was $6.9 million in the third quarter of 2008 or 74% of total revenue, compared with gross profit of $4.7 million or 66% of total revenue in the third quarter of 2007. For the first nine months of 2008 gross profit of $19.4 million was 72% of total revenue, compared with $12.1 million or 61% of total revenue for the first nine months of 2007. The gross margin improvement for the three and nine months ended September 30, 2008 was due primarily to the utilization of

11 Studebaker ● Irvine, CA 92618
949.595-7200 ● Fax: 949.457-9561
www.endologix.com

ePTFE graft material produced in-house, and the margin for each period is within the Company’s 2008 gross margin guidance of 71% to 75%.
Total operating expenses were $9.9 million in the third quarter of 2008, versus $8.6 million in the third quarter of 2007. The third quarter of 2007 included a $550,000 cash payment related to the formal termination of Endologix’s agreement with C.R. Bard, Inc. to supply ePTFE material. Marketing and sales expenses increased by 27% to $6.1 million in the third quarter of 2008 and were driven by a 19% increase in the number of covered sales territories and variable commission payments on higher product revenue. Research, development and clinical expenses for the third quarter of 2008 were $1.4 million, versus $1.6 million last year, with the decrease primarily due to lower costs associated with new product development materials and lower clinical trial expenses. General and administrative expenses were $2.4 million, versus $1.6 million last year, with the increase primarily due to an increase in legal fees and litigation related matters of approximately $500,000, and stock based compensation.
Total operating expenses for the first nine months of 2008 were $30.0 million, versus $24.6 million in the comparable period in 2007. Marketing and sales expenses increased by 23% to $18.0 million driven by a 21% increase in the number of covered sales territories and variable commission payments on higher product revenue. Research, development and clinical expenses for the first nine months of 2008 and 2007 were unchanged at $4.7 million. General and administrative expenses were $7.3 million for the first nine months of 2008, versus $4.7 million in the comparable period of last year, reflecting an increase of $1.3 million in legal fees and litigation related matters, $550,000 in costs associated with the CEO succession which occurred in the second quarter of 2008, and other personnel costs.
Endologix reported a net loss for the third quarter of 2008 of $3.0 million, or $0.07 per share, compared with a net loss of $3.4 million, or $0.08 per share, for the third quarter of 2007. The net loss for the third quarter of 2007 included a $314,000 gain on an investment which was subsequently sold in October 2007. The net loss for the third quarter of 2008 included $659,000, or $0.02 per share, for stock-based compensation expense. This compares with $652,000, or $0.02 per share, for stock-based compensation expense in the third quarter of 2007.
The Company reported a net loss for the nine months ended September 30, 2008 of $10.4 million, or $0.24 per share, compared with a net loss of $11.5 million, or $0.27 per share, for the nine months ended September 30, 2007. The net loss for the first nine months of 2008 included $1.9 million, or $0.04 per share, for stock-based compensation expense, whereas the net loss for the first nine months of 2007 included $1.8 million, also $0.04 per share, for stock-based compensation expense.
Cash and cash equivalents as of September 30, 2008 were $9.0 million. During the third quarter of 2008 Endologix drew $2.0 million from its $5.0 million revolving credit facility and $3.0 million from its term debt facility.
Endologix Chief Financial Officer Bob Krist stated, “Although we believe our cash was sufficient to reach positive cash flow from operations, we decided to draw on our available credit because of the unprecedented upheaval and uncertainty in the world credit markets.”
Commenting on the Powerlink XL FDA approval, Mr. McDermott said, “The Powerlink XL opens a new segment of the U.S. market for Endologix, which represents up to 15% of AAA

11 Studebaker ● Irvine, CA 92618
949.595-7200 ● Fax: 949.457-9561
www.endologix.com

procedures and more than $70 million in annual sales. Our device has the lowest profile delivery system in the U.S. to treat large neck aneurysms and we are the only company to offer both infrarenal and suprarenal configurations, giving physicians more options to treat their patients. “
Endologix announced that William D. Jordan, Jr., M.D., Professor and Chief of Vascular Surgery at UAB Hospital in Birmingham, Alabama will present data from the Company’s prospective, multi-center Powerlink XL clinical study on November 20, 2008 at the 35th Annual VEITHsymposium™ in New York. Endologix plans to announce these clinical data in a press release to be issued following Dr. Jordan’s presentation.
Mr. McDermott added, “We also recently received FDA approval for IntuiTrak™, a new delivery system that simplifies the delivery and deployment of the unibody bifurcated Powerlink device. IntuiTrak features a low-profile catheter with enhanced flexibility, advanced hemostasis control and a hydrophilic coating to facilitate smooth delivery. Additionally, the device has an integrated sheath for the introduction of ancillary devices, which has the potential to reduce procedure time and blood loss. Over the next several months, we will conduct a limited market release with a goal to fully launch IntuiTrak in the second quarter of 2009. The new product launches, in conjunction with a series of operating initiatives and recent management additions, provide Endologix with a strong foundation for long-term growth.”
Conference Call Information
Endologix management will host a conference call to discuss third quarter results and answer questions today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 67783386. The conference call will be broadcast live over the internet at www.endologix.com and will be available for 14 days.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, specifically with respect to 2008 financial guidance, market introductions of new products, and achievement of positive cash flow, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results including sales efforts, product development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual

11 Studebaker ● Irvine, CA 92618
949.595-7200 ● Fax: 949.457-9561
www.endologix.com

Report on Form 10-K for the year ended December 31, 2007, and the company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

11 Studebaker ● Irvine, CA 92618
949.595-7200 ● Fax: 949.457-9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
Domestic Product Revenue	$8,078	$5,827	$22,808	$16,307
Non – U.S. Product Revenue	1,296	765	4,144	2,793

Total Product Revenue:	9,374	6,592	26,952	19,100

License revenue	9	560	33	678

Total revenue	9,383	7,152	26,985	19,778
Cost of product revenue	2,460	2,432	7,545	7,649

Gross profit	$6,923	$4,720	$19,440	$12,129

Gross profit as a % of total revenue	74%	66%	72%	61%
Operating expenses:
Research, development and clinical	$1,412	$1,606	$4,708	$4,665
Marketing and sales	6,073	4,788	18,017	14,666
General and administrative	2,399	1,635	7,270	4,702
Termination of supply agreement	—	550	—	550

Total operating expenses	9,884	8,579	29,995	24,583

Loss from operations	$(2,961)	$(3,859)	$(10,555)	$(12,454)

Other income:
Interest income	19	152	59	558
Other income	(20)	313	80	349

Total other	(1)	465	139	907

Net loss	$(2,962)	$(3,394)	$(10,416)	$(11,547)

Basic and diluted net loss per share	$(0.07)	$(0.08)	$(0.24)	$(0.27)

Shares used in computing basic and diluted net loss per share	43,124	42,870	43,018	42,767

11 Studebaker ● Irvine, CA 92618
949.595-7200 ● Fax: 949.457-9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$8,513	$8,728
Restricted cash equivalents	500	500
Accounts receivable, net	5,323	4,527
Other receivables	9	234
Inventories	7,296	8,054
Other current assets	468	581

Total current assets	22,109	22,624
Property and equipment, net	3,282	3,771
Goodwill	4,631	4,631
Intangibles, net	7,860	8,913
Other assets	104	104

Total Assets	$37,986	$40,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,329	$4,259
Short-term portion of debt	310	—

Current liabilities	5,639	4,259

Long-term debt	4,690	—
Other long-term liabilities	1,061	1,109

Long-term liabilities	5,751	1,109

Total liabilities	11,390	5,368

Stockholders’ equity:
Common stock, $.001 par value; 60,000,000 shares authorized, and 44,149,000 and 43,453,000 shares issued, and 43,654,000 and 42,958,000 outstanding	44	43
Additional paid-in capital	169,321	166,912
Accumulated deficit	(142,153)	(131,738)

Treasury stock at cost, 495,000	(661)	(661)
Accumulated other comprehensive income	45	119

Total stockholders’ equity	26,596	34,675

Total Liabilities and Stockholders’ Equity	$37,986	$40,043

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11 Studebaker ● Irvine, CA 92618
949.595-7200 ● Fax: 949.457-9561
www.endologix.com